Exhibit 99.1

Insys Therapeutics Reports Second Quarter 2013 Results

Reports Record Revenue of $18.8 million and EPS of $0.26 per diluted share

PHOENIX, AZ--(Marketwire – August 13, 2013) - Insys Therapeutics, Inc. (NASDAQ: INSY), a specialty pharmaceutical company with focus on supportive care products for cancer patients, today announced its financial results for the three months ended June 30, 2013.

Financial highlights during the second quarter of 2013:

●	Total second quarter net revenue increased to $18.8 million in 2013 versus $3.5 million in 2012

●	Subsys generated $18.5 million in net revenue during the second quarter of 2013, up 90.8% quarter-over-quarter from $9.7 million in the first quarter of 2013

●	Second quarter net income of $4.5 million and diluted earnings per share of $0.26 compared to a net loss of $6.4 million ($0.68 per share) for the second quarter of 2012

●	Strengthened balance sheet through IPO in May

●	Insys shares added to the Russell 2000® Index as of July 1, 2013

"Our strong second quarter results were driven by continued uptake of Subsys," said Michael L. Babich, President and Chief Executive Officer. “We are excited to have achieved our second quarter of profitability and look forward to building value for shareholders as we continue to execute on our marketing plan. The continued growth we have achieved allows us to accelerate reinvestment in both our research and development and sales and marketing efforts.”

Second Quarter 2013 Financial Results

Total net revenue increased $7.7 million, or 70%, to $18.8 million when compared to first quarter 2013 net revenue of $11.1 million.  In addition, second quarter 2013 net revenue increased $15.3 million when compared to second quarter 2012 net revenue of $3.5 million. A summary of total revenue is outlined below (in millions):

	Three Months Ended June 30,		Increase
	2013	2012	(Decrease)
Product sales, net
Subsys	$18.5	$1.2	$17.3
Dronabinol SG Capsule	0.3	2.3	(2.0)
Total net revenue	$18.8	$3.5	$15.3

Net income for the second quarter of 2013 was $4.5 million and diluted earnings per share was $0.26 compared to a net loss of $6.4 million and diluted loss per share of $0.68 for the second quarter of 2012. Gross margin was 86% for the second quarter of 2013, compared to 34% for the second quarter of 2012: the improvement was primarily a result of the significant increase in sales of Subsys which has a higher gross margin than Dronabinol, during the second quarter of 2013.

Sales and marketing expense was $6.3 million during the second quarter of 2013 compared to $2.9 million for the second quarter of 2012. The increase was a result of variable sales compensation expenses associated with the increase in sales of Subsys combined with increased marketing expenses during the second quarter of 2013.

Research and development expense increased to $1.9 million for the second quarter of 2013 from $1.7 million for the second quarter of 2012, primarily as a result of the commencement of new product development during the second quarter of 2013.

General and administrative expense increased to $2.8 million for the second quarter of 2013 from $1.8 million for the second quarter of 2012, primarily resulting from costs incurred in connection with increased administrative infrastructure to support the growth of Subsys sales combined with corporate costs associated with becoming a public company.

The Company had $21.7 million in cash and cash equivalents, $4.2 million in working capital (excluding cash and cash equivalents), no debt, and $34.2 million in stockholders’ equity as of June 30, 2013.

Non-GAAP adjusted net income for the second quarter of 2013 was $6.2 million, or $0.35 per diluted share, compared to non-GAAP adjusted net loss of $5.0 million, or $0.54 per diluted share, in the prior year quarter.

Conference Call

Insys management will host a conference call today at 11:00 a.m. ET. The conference call will be accessible on the Insys website at www.insysrx.com or by telephone at 888-539-3612 (U.S.) or 719-457-2689 (International), passcode 9093533. A telephone replay will be available shortly after the completion of the call at 888-203-1112 (U.S.) or 719-457-0820 (International), passcode 9093533.

About Insys Therapeutics, Inc.
Insys Therapeutics, Inc. is a commercial-stage specialty pharmaceutical company that develops and commercializes innovative supportive care products, with a focus on utilizing its proprietary formulation technologies to address the clinical shortcomings of existing commercial pharmaceutical products. The company has two marketed products including Subsys, a proprietary sublingual fentanyl spray for breakthrough pain in opioid-tolerant cancer patients. Insys markets Subsys through its incentive-based, cost-efficient commercial sales force. The company's lead product candidate is Dronabinol Oral Solution, a proprietary orally administered liquid formulation of dronabinol, which would be its second branded supportive care product, if approved.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercialization of Insys’ products and development of its product candidates and the company’s positioning to build on its supportive care franchise and deliver value to stockholders. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding Insys' ability to commercialize products successfully, Insys’ ability to successfully manage its commercial relationships and sales infrastructure, compliance with post-approval regulatory requirements and the company’s need to potentially obtain additional financing to successfully commercialize or further develop its existing products and product candidates. For a further description of these and other risks facing Insys, please see the risk factors described in the company's filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in those filings. Forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), Insys is also reporting Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Insys’s definitions of Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income (loss) to GAAP net income (loss), please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net
●	Provision for income taxes
●	Depreciation and amortization
●	Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company’s true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes
●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., changes in estimated fair value of a contingent payment obligation)
●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards.

Adjusted net income (loss) per diluted share is equal to Adjusted net income (loss) divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income (loss) and Adjusted net income (loss) per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items that have no impact on current or future cash flows, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income (loss) does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per diluted share and encourages investors to do likewise.

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenue	$18,821	$3,539	$29,880	$5,565
Cost of revenue	2,594	2,341	4,358	3,619
Gross profit	16,227	1,198	25,522	1,946

Operating expenses:
Sales and marketing	6,331	2,928	10,754	5,332
Research and development	1,921	1,696	3,611	4,528
General and administrative	2,787	1,845	5,149	3,324
Total operating expenses	11,039	6,469	19,514	13,184

Income (loss) from operations	5,188	(5,271)	6,008	(11,238)
Other income (expense),net	6	(424)	2	(506)
Interest income (expense), net	(272)	(673)	(945)	(1,311)
Income (loss) before income taxes	4,922	(6,368)	5,065	(13,055)
Income tax expense	375	-	375	-
Net income (loss)	$4,547	$(6,368)	$4,690	$(13,055)

Net income (loss) per common share:
Basic	$0.27	$(0.68)	$0.36	$(1.40)
Diluted	$0.26	$(0.68)	$0.34	$(1.40)

Shares used in computing net income (loss) per common share:
Basic	16,648,238	9,314,886	13,016,562	9,314,886
Diluted	17,372,068	9,314,886	13,721,937	9,314,886

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$21,746	$361
Accounts receivable, net	9,130	3,089
Inventories	8,678	7,095
Prepaid expenses and other current assets	1,027	1,344
Non-current assets	8,193	6,852
Total assets	$48,774	$18,741

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$10,273	$7,871
Deferred revenue and patient discounts	4,314	5,307
Line of credit	-	11,858
Notes payable to related party, including interest	-	58,383
Stockholders' equity (deficit)	34,187	(64,678)
Total liabilities and stockholders' equity (deficit)	$48,774	$18,741

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$4,547	$(6,368)	$4,690	$(13,055)
Adjustments to arrive at EBITDA:
Interest expense, net	272	673	945	1,311
Income tax expense	375	-	375	-
Depreciation and amortization expense	436	411	865	844
EBITDA	5,630	(5,284)	6,875	(10,900)
Non-cash stock compensation expense	1,345	639	2,404	1,286
Adjusted EBITDA	$6,975	$(4,645)	$9,279	$(9,614)

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME (LOSS)

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$4,547	$(6,368)	$4,690	$(13,055)
Income tax provision	375	-	375	-
Income (loss) before income taxes	4,922	(6,368)	5,065	(13,055)
Adjustments to arrive at Adjusted net income (loss):
Non-cash stock compensation expense	1,345	639	2,404	1,286
Non-cash interest expense	262	645	900	1,278
Non-cash other expense	-	70	-	140
Adjusted income (loss) before income taxes	6,529	(5,014)	8,369	(10,351)
Adjusted income tax provision	375	-	375	-
Adjusted net income (loss)	$6,154	$(5,014)	$7,994	$(10,351)

Adjusted net income (loss) per diluted share	$0.35	$(0.54)	$0.58	$(1.11)

Company Contact: Darryl S. Baker Chief Financial Officer Insys Therapeutics, Inc. (602) 910-2617